Exhibit 3.1


                              ARTICLES OF AMENDMENT
                                       OF
                                FNB UNITED CORP.


         The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is FNB United Corp.

2. The text of the amendment to the Articles of Incorporation of the corporation is as follows:

                  RESOLVED, that the Articles of Incorporation of this corporation hereby are amended by deleting the second sentence of
         Article IV in its entirety and inserting therefor a new second sentence to read as follows:

                   "The Preferred Stock shall have such preferences, limitations and relative rights as may be fixed by resolution of the Board of Directors of the corporation."

3. The amendment was approved by the shareholders of the corporation on January 23, 2009 in the manner required by the North Carolina Business Corporation Act.

         This the 23rd day of January, 2009.

                                                FNB UNITED CORP.


                                                By    /s/ Michael C. Miller
                                                      -------------------------
                                                          Michael C. Miller
                                                          President